Exhibit 10.22 Following is a description of the Company’s non-management director compensation structure as of January 1, 2023: Compensation structure for non-management directors Annual cash retainer $ 125,000 Annual equity award target award value $ 195,000 Committee chair annual cash retainer (Compensation, Nominating and Governance, Science and Technology) $ 20,000 Committee chair annual cash retainer (Audit) $ 25,000 Lead Independent Director annual cash retainer $ 40,000 Per meeting cash fee for each Board/committee meeting a director attends in excess of twenty during a calendar year $ 2,000 Director cash retainers are paid quarterly in arrears. Director annual equity awards are divided equally (based on target award value) between options and RSUs. The options are fully vested as of the grant date. The RSUs vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Danaher’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board. Danaher also reimburses directors for Danaher-related out-of-pocket expenses, including travel expenses.